Exhibit 99.1

VIMEO APPOINTS PHILIP MOYER AS NEW CHIEF EXECUTIVE OFFICER

NEW YORK, APRIL 4, 2024 – Vimeo (NASDAQ: VMEO), the leading video platform for businesses, today announced the appointment of Philip Moyer as Chief Executive Officer and member of the Board of Directors, effective April 8, 2024. Adam Gross, the Company’s Interim Chief Executive Officer and member of the Board, will remain on the Board after the transition.

“On behalf of the Board of Directors and the entire Vimeo team, I would like to thank Adam Gross for stepping into the role of Interim CEO over the past several quarters, and I’m delighted he will be continuing to work with the company as a board member,” said Glenn Schiffman, Chairman of the Board. “Thanks to Adam’s leadership, we’ve successfully brought to market innovative products, streamlined our go to market model, and brought on some of the world’s leading brands as new customers. We are thrilled to welcome Philip as CEO, and believe his background and experience are uniquely suited to extend Vimeo’s history of innovation and leadership to the new and rapidly growing era of AI video, positioning it as a key strategic partner to the companies and creators this next chapter of Internet video enables.”

Philip previously served as Global VP of Applied AI Engineering and Business Development and VP of Strategic Industries, Google Cloud, a division of Alphabet Inc., a role he held since July 2019. Prior to Alphabet, Philip was Director of Financial Services at Amazon Web Services, a division of Amazon.com, Inc, where he managed Banking, Capital Markets, Insurance and Payments. He previously managed a Venture Capital portfolio in FinTech, Healthtech, and MarTech at Safeguard Scientifics, Inc., a public venture development company.

Additionally, Philip was CEO of two financial technology companies, EDGAR Online, Inc., a provider of financial data, analytics and disclosure management solutions, and Cassiopae, S.A., a French software company in the commercial banking market. He spent 15 years at Microsoft Corp. where he managed global customer teams, industry teams and services organizations. Philip has a Computer Science degree from University of Pittsburgh and started his career as a software engineer for nuclear submarines at GE Aerospace, a division of General Electric Company.

“I’m thrilled to join as CEO of Vimeo, a platform that revolutionizes how millions engage with video content worldwide,” said Moyer. “We will continue to innovate and elevate our offerings to push the envelope of digital storytelling, ensuring Vimeo remains synonymous with excellence and creativity for our community members and customers. I am honored to join this journey, and I am inspired by the opportunity to steer the company towards a new chapter of innovation and success.”

Vimeo also today announced the date for its first quarter 2024 earnings report and earnings video event. After the close of market trading on Monday, May 6, 2024, Vimeo will post its first quarter results on the investor relations section of its website at https://www.vimeo.com/investors. On Monday, May 6, 2024 at 5:00pm ET, Vimeo will live stream a video conference which will include Philip to answer questions regarding its first quarter results. The live stream and replay of the video will be accessible to the public at https://www.vimeo.com/investors.

About Vimeo

Vimeo (NASDAQ: VMEO) is the world's most innovative video experience platform. We enable anyone to create high-quality video experiences to better connect and bring ideas to life. We proudly serve our community of millions of users – from creative storytellers to globally distributed teams at the world's largest companies – whose videos receive billions of views each month. Learn more at www.vimeo.com.

Media Contact

Lisa Chan

press@vimeo.com

Investor Contact

Ken Goff

IR@vimeo.com